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                                    EXHIBIT 99

























































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                            THE SUMMIT BANCORPORATION
                         1995 DIRECTORS STOCK OPTION PLAN

                                 1.  PURPOSE

     The purpose of the Summit Bancorporation Directors Stock Option Plan (the

"Plan") is to promote the interests of The Summit Bancorporation (the

"Company") and its stockholders by enhancing the ability of the Company and its subsidiary, Summit Bank, to attract and retain the services of knowledgeable nonemployee directors and by encouraging such directors to acquire an increased proprietary interest in the Company.


                        2.  SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Article 7, the total number of shares of common stock of the Company (the "Shares") for which options may be granted under the Plan shall be 165,000.  The Shares shall be currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.  If an option granted under the Plan expires or terminates for any reason without having been exercised in full, the Shares subject to but not delivered under such option may become available for the grant of other options under the Plan.  No shares delivered to the Company in full or partial payment of an option purchase price payable pursuant to Section 6.6 shall become available for the grant of other options under the Plan.

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                          3.  ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Compensation Committee of the

Company's Board of Directors (the "Committee").  Subject to the terms of the

Plan, the Committee shall have the power to construe the provisions of the

Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

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                          4.  PARTICIPATION IN THE PLAN

     Each member of the Company's Board of Directors and the Board of

Directors of Summit Bank (a "Director") who is not otherwise an employee of the Company or any subsidiary of the Company (an "Eligible Director") shall be eligible to participate in the Plan.


                          5.  NONSTATUTORY STOCK OPTIONS

     All options granted under the Plan shall be nonstatutory options which are not intended to qualify under Section 422 of the Internal Revenue Code of 1986,

as amended.


                                 6.  OPTION TERMS

     Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:


6.1  OPTION AGREEMENTS

     Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company and by the

Eligible Director to whom such option is granted and dated as of the applicable date of grant.  Each Agreement shall comply with and be subject to the terms

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and conditions of the Plan.  Any Agreement may contain such other provisions not inconsistent with the Plan as may be determined by the Committee.


6.2  OPTION GRANT

     An option to purchase 1,000 Shares shall be automatically granted each year to each Eligible Director on the date of the first regularly scheduled meeting of the Board of Directors of the Company following the annual meeting of shareholders.  Any Eligible Director of the Company who is also an Eligible

Director of Summit Bank shall not be granted an additional option because of his or her Summit Bank directorship.

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6.3  OPTION EXERCISE PRICE

     The option exercise price per share for an option granted under the Plan shall be the Fair Market Value of the underlying Shares on the date the option is granted.  "Fair Market Value" shall mean the average of the high and low sales prices per share of the Company's common stock as reported on the NASDAQ

National Market System (or such other exchange on which such stock is then primarily listed) on the relevant date or, if no sales were made on such date,

on the next preceding date on which sales of the Company's common stock were made.


6.4  VESTING

     One hundred percent (100%) of each option shall vest and become nonforfeitable and exercisable when, and only if, the optionee continues to

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serve as a Director for one year following the date on which the option was granted.


6.5  EXERCISE

     Any vested option shall be exercisable in whole or in part (but not for fewer than 100 Shares at a time) at any time, or from time to time, during the option period by the giving of written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of Shares to be purchased.  The earliest date that both such notice and payment are received by the Office of the Secretary of the Company shall be the date of exercise of the stock option as to such number of Shares.  No option may at any time be exercised with respect to a fractional share.


6.6  PAYMENT

     Payment of the option exercise price may be made by bank-certified,
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cashier's, or personal check.  Payment also may be in whole or part by transfer to the Company of shares of the Company's common stock having a Fair Market

Value equal to the option exercise price at the time of such exercise.  If, in such case, the Fair Market Value of the number of whole shares delivered to the

Company is less than the total exercise price of the options, the shortfall shall be paid by bank-certified, cashier's or personal check.

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6.7  TERM OF OPTIONS

     Each option shall expire ten years from its date of grant, but shall be subject to earlier termination if:


     (a)  the optionee shall cease to serve as a Director for reason other than retirement or disability (each of which is defined below), or death, in which event the then outstanding option shall not vest any further and may be exercised as to previously vested options only within three months after such termination or on the stated grant expiration date, whichever is earlier, unless such termination of service shall result from removal for cause, in which case the options shall forthwith terminate;


     (b)  the optionee shall cease to serve as a Director because of retirement or disability, in which event then-outstanding options of such optionee shall thereupon vest and become exercisable, and each such option shall expire one year after the date of such termination or on the stated grant expiration date, whichever is earlier.  The term

          "by reason of retirement" shall mean mandatory retirement pursuant to any statute, regulation, by-law or Board of Directors' policy.

          "Disability" shall mean the inability to perform the duties of a

          Director by reason of any medically determinable physical or mental impairment;

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     (c)  the optionee shall cease to serve as a Director because of death, in which event, the then-outstanding options of such optionee shall thereupon vest and become exercisable, and each such option shall expire one year after the date of death of such optionee or on the stated grant expiration date, whichever is earlier.  Exercise of a deceased optionee's options shall be by his or her estate or by a person or persons whom the optionee had designated in a writing filed with the Company, or, if no designation had been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.


6.8  TRANSFERABILITY

     The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by such optionee or, if then permitted under Section 16 of the Securities Exchange Act of 1934, as amended, or regulations thereunder, pursuant to a qualified domestic relations order as defined in the Internal Revenue Code and regulations thereunder (a "QDRO") and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution or,

if then permitted by Section 16, to a QDRO.

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6.9  LIMITATION OF RIGHTS


     6.9.1  LIMITATION AS TO SHARES.  Neither an optionee nor an optionee's successor or successors in interest shall have any right as a stockholder of the Company with respect to any Shares subject to an option granted to such person until the date of exercise.


     6.9.2  LIMITATION AS TO DIRECTORSHIP. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute
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or be evidence of any agreement or understanding, express or implied, that an

Eligible Director has a right to continue as a Director for any period of time or at any particular rate or compensation.


6.10 CHANGE OF CONTROL

     In the event of a Change of Control, all outstanding options shall vest and become immediately exercisable.


     A Change of Control shall be deemed to occur on (a) the date that any one person (as defined herein), or more than one person acting as a group, acquired ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the stock of the Company, provided that such person or group was not considered to own more than 50 percent of the total fair market value or total voting power of the Company's stock prior to such acquisition,

or (b) the date that any one person or more than one person acting as a group,

acquired or has acquired during the 12 month period ending on the date of the

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most recent acquisition by such person or persons, ownership of stock of the

Company possessing 20 percent or more of the total voting power of the

Company's stock, provided that such person or group was not considered to have achieved a Change of Control pursuant to items (a) or (b) of this section prior to such acquisition, or (c) the date that a majority of the members of the

Company's Board of Directors is replaced during any 12 month period by

Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.  No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company or any of its subsidiaries, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control.


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          For purposes of this Section, the following definitions shall be applicable:


          (i)  The term "person" shall mean any individual, corporation or other entity.


          (ii) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company

               (a) which that person owns directly, whether or not of record, or

               (b) which are attributed to that person pursuant to the rules of section 318(a) of the Internal Revenue Code of 1986, or

               (c) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion right, warrants or options, or otherwise, or

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               (d)  which are beneficially owned, directly or indirectly
                    (including shares deemed owned through application of clause (c) above), by an "affiliate" or "associate" (as defined in the rules of the Securities and Exchange Commission) of that person, or

               (e) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (c) above), by any other person with which that person or his "affiliate" or "associate" has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company.


          (iii)  The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (ii)(b), (c), (d)

and (e) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.


6.11 REGULATORY APPROVAL AND COMPLIANCE

     The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan or to record

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as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Committee the approval of all regulatory bodies deemed necessary by the Committee and without complying, to the Committee's complete satisfaction, with all rules and regulations under federal, state, or local law deemed applicable by the

Committee.


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                             7.  CAPITAL ADJUSTMENTS

     In the event of stock dividends, stock splits, recapitaliza-tions,

mergers, consolidations, combinations, exchanges of shares, spin-offs,

liquidations, reclassifications or other similar changes in the capitalization of the Company, the number and class of Shares available for grant under this

Plan shall be adjusted proportionately and the number and class of Shares covered by outstanding options and the option price shall be similarly adjusted.


                                   8.  EXPENSES

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Company and none of such expenses shall be charged to any optionee.


                   9.  EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall be effective immediately following approval by the

Company's shareholders; provided, however, that grants may be made prior to the effective date if such grants are made subject to shareholder approval of the

Plan.  The Plan shall continue in effect until it is terminated by action of the Board or the Company's shareholders, but such termination shall not affect the terms of any then outstanding options.




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                                10.  CHOICE OF LAW

     The validity, interpretation and administration of the Plan and of any rules, regulations, determinations or decisions made thereunder, and the rights


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of any and all persons having or claiming to have any interest therein or thereunder, shall be determined in accordance with the laws of the State of

New Jersey.


                    11.  TERMINATION AND AMENDMENT OF THE PLAN

     The Company's Board of Directors may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, no amendment shall be made more than once every six months that would change the amount, price or timing of options granted under the Plan, other than to comport with changes in the

Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder, PROVIDED, FURTHER, that if required to qualify the Plan under Rule 16b-3, no amendment that would do any of the following shall be made without the approval of the Company's shareholders:


     (a)  materially increase the number of Shares that may be issued under the

          Plan;


     (b)  materially modify the requirements as to eligibility for participation in the Plan; or


     (c)  otherwise materially increase the benefits accruing to participants under the Plan.


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